CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-40282 on Form S-8 dated May 2, 1991, as amended by post-effective amendment No. 2 dated May 22, 2012, of our report dated June 5, 2015, with respect to the statements of net assets available for benefits of the Ensco Savings Plan as of December 31, 2014 and 2013, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedules of Schedule H, Line 4a - Schedule of Delinquent Participant Contributions and Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2014, which report appears in the December 31, 2014, annual report on Form 11-K of the Ensco Savings Plan.

/s/ Whitley Penn LLP

Houston, Texas
June 5, 2015